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                          October 19, 2021

       Rex Jackson
       Chief Financial Officer
       ChargePoint Holdings, Inc.
       240 East Hacienda Avenue
       Campbell, CA 95008

                                                        Re: ChargePoint
Holdings, Inc.
                                                            Form S-1
                                                            Filed October 14,
2021
                                                            File No. 333-260247

       Dear Mr. Jackson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing